Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports 2024 First Quarter Financial Results and

Announces Acquisition of Wineland-Thomson Adventures, Inc.

First Quarter 2024 Highlights:

●	Total revenue increased 7% to $153.6 million

●	Lindblad segment available guest nights increased 3%

●	Lindblad segment net yield per available guest night increased 1% to $1,219 with higher pricing and occupancy of 76%

●	Strong reservations for future travel with bookings for 2024 4% ahead of bookings for 2023 at the same point a year ago and well over 20% ahead excluding carryover bookings in 2023

●	Following the quarter further expanded land-based portfolio with the announced acquisition of Wineland-Thompson Adventures and ownership increases in Natural Habitat and DuVine Cycling

NEW YORK, April 30, 2024 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the first quarter ended March 31, 2024.

Sven Lindblad, Chief Executive Officer, said “Lindblad’s first quarter results set the stage for another year of strong growth and record results in 2024. The booking momentum we experienced throughout 2023 has continued into this year as more and more guests want to experience the thrill of exploration in the remarkable destinations we visit. At the same time, we are hard at work with our partners at National Geographic on ways to maximize the long-term value of our expanded strategic relationship, including preparing to leverage the Disney sales network and building out our international expansion opportunities. As we focus on driving higher returns across our fleet, we also continue to broaden and deepen our land-based portfolio with the recent announced acquisition of Wineland-Thompson Adventures and increased ownership interests in Natural Habitat and DuVine Cycling. Demand for experiential travel continues to grow and as we further ramp occupancies across our fleet, expand our portfolio of high-quality authentic experiences and maintain premium pricing levels, we are uniquely positioned to significantly ramp earnings and build long-term shareholder value in the years ahead.”

FIRST QUARTER RESULTS

Tour Revenues

First quarter tour revenues of $153.6 million increased $10.2 million, or 7%, as compared to the same period in 2023. The increase was driven by a $2.8 million increase at the Lindblad segment and a $7.4 million increase at the Land Experiences segment.

Lindblad segment tour revenue of $118.3 million increased $2.8 million, or 2%, compared to the first quarter a year ago primarily due to a 3% increase in available guest nights due to greater fleet utilization and from a 1% increase in net yield per available guest night to $1,219 due to higher pricing and increased other revenue, partially offset by a decrease in occupancy to 76% from 81% in the first quarter a year ago.

Land Experiences tour revenues of $35.3 million increased $7.4 million, or 27%, compared to the first quarter a year ago primarily due to operating additional trips and higher pricing.

Net Income

Net loss available to stockholders for the first quarter was $5.1 million, $0.10 per diluted share, as compared with net loss available to stockholders of $0.4 million, $0.01 per diluted share, in the first quarter of 2023. The $4.7 million decline primarily reflects the lower operating results and a $1.1 million increase in interest expense due to additional borrowings and higher rates, partially offset by $1.3 million of lower income tax expense and a $0.8 million decrease in stock-based compensation.

Adjusted EBITDA

First quarter Adjusted EBITDA of $21.6 million decreased $5.6 million as compared to the same period in 2023 driven by a $5.6 million decrease at the Lindblad segment and in-line year on year results at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $20.5 million decreased $5.6 million as compared to the same period in 2023 as increased tour revenues were more than offset by higher operating expenses. The increased operating expense included higher cost of tours, primarily due to increased fuel costs and expenses associated with the other revenue, higher sales and marketing costs, primarily due to increased royalties associated with the expanded National Geographic agreement, and higher general and administrative costs, primarily due to increased personnel costs, higher credit card commissions due to the revenue and bookings growth and increased information technology costs following the launch of our digital infrastructure.

Land Experiences segment Adjusted EBITDA of $1.1 million was in-line with the same period in 2023, as increased tour revenues were offset by higher operating and personnel costs related to operating additional departures, higher marketing spend to drive future growth and the impact of foreign currency on operating expenses.

	For the three months ended March 31,
(In thousands)	2024	2023	Change	%
Tour revenues:
Lindblad	$118,303	$115,498	$2,805	2%
Land Experiences	35,311	27,897	7,414	27%
Total tour revenues	$153,614	$143,395	$10,219	7%
Operating income (loss):
Lindblad	$7,783	$12,118	$(4,335)	(36%	)
Land Experiences	67	348	(281)	(81%	)
Total operating income	$7,850	$12,466	$(4,616)	(37%	)
Adjusted EBITDA:
Lindblad	$20,472	$26,083	$(5,611)	(22%	)
Land Experiences	1,134	1,103	31	3%
Total adjusted EBITDA	$21,606	$27,186	$(5,580)	(21%	)

OTHER

Following the quarter, the Company further broadened and deepened its portfolio of high-quality experiential land offerings with the announced contract signing of Natural Habitat to acquire award-winning adventure travel group Wineland-Thomson Adventures, Inc,, Similar to the acquisitions of Natural Habitat, DuVine Cycling, Off the Beaten Path and Classic Journeys, the Company will leverage its experience and resources to further accelerate the growth of the Wineland-Thomson brands and capitalize on the growing demand for authentic and immersive adventure travel and safaris. The closing of the acquisition will occur following certain regulatory approvals in Tanzania, which is expected to take a minimum of three months.

Wineland-Thomson consists of several established and respected adventure travel offerings, including Tanzania safari specialist Thomson Safaris, which has been operating for over 40 years and focuses on leading socially responsible and positively impactful light-treading safari tours. Today, the brand’s name has earned its place as one of the top safari outfitters in the world, being recognized with consecutive accolades from trusted publications, like Condé Nast Traveler Best Travel Specialists in the World and Travel + Leisure World’s Best Awards. The acquisition also includes the historic, award-winning Gibb’s Farm lodge, considered one of the top lodges in East Africa.

The aggregate purchase price for Wineland-Thompson Adventures, which includes one US-based company and four Tanzania-based companies, will be approximately $30 million and will be financed through at least $24 million in cash and Lindblad stock of up to $6 million, with the final cash and stock amounts to be determined prior to the close of the transaction. The value allocation of the Tanzania-based companies is approximately $11.2 million.

Balance Sheet and Liquidity

The Company’s cash and cash equivalents and restricted cash were $224.2 million as of March 31, 2024, as compared with $187.3 million as of December 31, 2023. The increase primarily reflects $43.9 million in cash from operations due primarily to increased bookings for future travel, which was partially offset by $6.5 million in cash predominantly used in purchasing property and equipment and investment in digital initiatives.

As of March 31, 2024, the Company had a total debt position of $635.1 million and was in compliance with all of its applicable debt covenants.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2024 are as follows:

●	Tour revenues of $610 - $630 million

●	Adjusted EBITDA of $88 - $98 million

The Company has substantial advance reservations for future travel with strong gross bookings, partially offset by short-term impact of instability in Ecuador and the Middle East. As of April 22, 2024, Lindblad segment bookings for travel during 2024 have increased 4% as compared with bookings in 2023 as of the same date a year ago and have increased well over 20% excluding the impact of carryover bookings in 2023. As of April 22, 2024 the Lindblad segment had 94% of full year 2024 projected guest ticket revenues already on the books.

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of April 29, 2024, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of April 29, 2024, there were 53.5 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on April 30, 2024, to discuss the earnings of the Company. The conference call can be accessed by dialing (833) 470-1428 (United States) and (833) 950-0062 (Canada). The access code is 992065. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and land-based travel through its subsidiaries, Natural Habitat, Inc. (“Natural Habitat”), Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure Co. (“DuVine”), and Classic Journeys, LLC (“Classic Journeys”).

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment and perceptions of these and similar conditions that decrease the level of disposable income of consumers or consumer confidence that negatively impact the ability or desire of people to travel; (ii) suspended operations, cancelling or rescheduling of voyages and other potential disruptions to our business and operations related to the COVID-19 virus or other health pandemic, the civil unrest in Ecuador, the Israel-Hamas war, the Russia-Ukraine conflict, political unrest, terrorism, war or another unexpected event in destinations we visit; (iii) events and conditions around the world, including war and other military actions, such as the civil unrest in Ecuador, the Israel-Hamas war, the current conflict between Russia and Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns about the state of the economy or other events impacting the ability or desire of people to travel; (iv) increases in fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate or in general; (v) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (vi) the impact of delays or cost overruns with respect to anticipated or unanticipated drydock, maintenance, modifications or other required construction related to any of our vessels; (vii) unscheduled disruptions in our business due to civil unrest, travel restrictions, weather events, mechanical failures, pandemics or other events; (viii) changes adversely affecting the business in which we are engaged; (ix) management of our growth and our ability to execute on our planned growth, including our ability to successfully integrate acquisitions; (x) our business strategy and plans; (xi) our ability to maintain our relationships with National Geographic and/or World Wildlife Fund; (xii) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (xiii) our substantial indebtedness and our ability to remain in compliance with the financial and/or operating covenants in such arrangements; (xiv) the impact of severe or unusual weather conditions, including climate change, on our business; (xv) adverse publicity regarding the travel and cruise industry in general; (xvi) loss of business due to competition (xvii) the inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them; (xviii) the result of future financing efforts; (xix) our common stock ranks junior to our Series A Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs and (xx) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of March 31, 2024	As of December 31, 2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$177,719	$156,845
Restricted cash	46,451	30,499
Prepaid expenses and other current assets	62,394	57,158
Total current assets	286,564	244,502

Property and equipment, net	521,630	526,002
Goodwill	42,017	42,017
Intangibles, net	8,960	9,412
Other long-term assets	8,867	9,364
Total assets	$868,038	$831,297

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$290,790	$252,199
Accounts payable and accrued expenses	64,962	65,055
Long-term debt - current	46	47
Lease liabilities - current	1,757	1,923
Total current liabilities	357,555	319,224

Long-term debt, less current portion	622,676	621,778
Deferred tax liabilities	2,592	2,118
Other long-term liabilities	1,668	1,943
Total liabilities	984,491	945,063

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	74,649	73,514
Redeemable noncontrolling interests	36,297	37,784
	110,946	111,298

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 53,524,606 and 53,390,082 issued, 53,466,674 and 53,332,150 outstanding as of March 31, 2024 and December 31, 2023, respectively	5	5
Additional paid-in capital	99,059	97,139
Accumulated deficit	(326,463)	(322,208)
Total stockholders' deficit	(227,399)	(225,064)
Total liabilities, mezzanine equity and stockholders' deficit	$868,038	$831,297

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	For the three months ended March 31,
	2024	2023

Tour revenues	$153,614	$143,395

Operating expenses:
Cost of tours	79,302	72,050
General and administrative	32,387	26,419
Selling and marketing	22,758	20,652
Depreciation and amortization	11,317	11,808
Total operating expenses	145,764	130,929

Operating income	7,850	12,466

Other (expense) income:
Interest expense, net	(11,585)	(10,467)
(Loss) gain on foreign currency	(239)	152
Other income	8	170
Total other expense	(11,816)	(10,145)

(Loss) income before income taxes	(3,966)	2,321
Income tax expense	244	1,543

Net (loss) income	(4,210)	778
Net (loss) income attributable to noncontrolling interest	(231)	157
Net (loss) income attributable to Lindblad Expeditions Holdings, Inc.	(3,979)	621
Series A redeemable convertible preferred stock dividend	1,136	1,069

Net loss available to stockholders	$(5,115)	$(448)

Weighted average shares outstanding
Basic	53,372,171	53,128,100
Diluted	53,372,171	53,128,100

Undistributed loss per share available to stockholders:
Basic	$(0.10)	$(0.01)
Diluted	$(0.10)	$(0.01)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the three months ended March 31,
	2024	2023
Cash Flows From Operating Activities
Net (loss) income	$(4,210)	$778
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,317	11,808
Amortization of deferred financing costs and other, net	927	681
Amortization of right-to-use lease assets	417	353
Stock-based compensation	2,116	2,902
Deferred income taxes	474	1,533
Loss (gain) on foreign currency	239	(152)
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(5,236)	(1,498)
Unearned passenger revenues	38,591	4,532
Other long-term assets	52	(1,041)
Other long-term liabilities	-	(1)
Accounts payable and accrued expenses	(331)	(17,478)
Operating lease liabilities	(440)	(359)
Net cash provided by operating activities	43,916	2,058

Cash Flows From Investing Activities
Purchases of property and equipment	(6,468)	(6,425)
Sale of securities	-	15,163
Net cash (used in) provided by investing activities	(6,468)	8,738

Cash Flows From Financing Activities
Repayments of long-term debt	(13)	(5,809)
Payment of deferred financing costs	(17)	(21)
Repurchase under stock-based compensation plans and related tax impacts	(592)	(266)
Net cash used in financing activities	(622)	(6,096)
Net increase in cash, cash equivalents and restricted cash	36,826	4,700
Cash, cash equivalents and restricted cash at beginning of period	187,344	116,024

Cash, cash equivalents and restricted cash at end of period	$224,170	$120,724

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$12,320	$16,593
Income taxes	91	89
Non-cash investing and financing activities:
Non-cash preferred stock dividend	1,136	1,069

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated

Consolidated	For the three months ended March 31,
(In thousands)	2024	2023
Net (loss) income	$(4,210)	$778
Interest expense, net	11,585	10,467
Income tax expense	244	1,543
Depreciation and amortization	11,317	11,808
(Gain) loss on foreign currency	239	(152)
Other expense (income)	(8)	(170)
Stock-based compensation	2,116	2,902
Other	323	10
Adjusted EBITDA	$21,606	$27,186

Reconciliation of Operating (Loss) Income to Adjusted EBITDA

Lindblad Segment	For the three months ended March 31,
(In thousands)	2024	2023
Operating income	$7,783	$12,118
Depreciation and amortization	10,482	11,152
Stock-based compensation	2,116	2,803
Other	91	10
Adjusted EBITDA	$20,472	$26,083

Land Experiences Segment	For the three months ended March 31,
(In thousands)	2024	2023
Operating income	$67	$348
Depreciation and amortization	835	656
Stock-based compensation	-	99
Other	232	-
Adjusted EBITDA	$1,134	$1,103

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the three months ended March 31,
	2024	2023
Net cash provided by operating activities	$43,916	$2,058
Less: purchases of property and equipment	(6,468)	(6,425)
Free Cash Flow	$37,448	$(4,367)

	For the three months ended March 31,
	2024	2023
Available Guest Nights	85,954	83,184
Guest Nights Sold	64,963	67,057
Occupancy	76%	81%
Maximum Guests	9,714	8,990
Number of Guests	7,508	7,354
Voyages	122	113

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended March 31,
	2024	2023
Guest ticket revenues	$103,017	$102,614
Other tour revenue	15,286	12,884
Tour Revenues	118,303	115,498
Less: Commissions	(5,374)	(7,816)
Less: Other tour expenses	(8,152)	(7,458)
Net Yield	$104,777	$100,224
Available Guest Nights	85,954	83,184
Gross Yield per Available Guest Night	$1,376	$1,388
Net Yield per Available Guest Night	1,219	1,205

Reconciliation Operating Income to Net Yield	For the three months ended March 31,
(In thousands)	2024	2023
Operating income	$7,783	$12,118
Cost of tours	58,682	57,095
General and administrative	22,466	18,566
Selling and marketing	18,890	16,567
Depreciation and amortization	10,482	11,152
Less: Commissions	(5,374)	(7,816)
Less: Other tour expenses	(8,152)	(7,458)
Net Yield	$104,777	$100,224

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross and Net Cruise Cost	For the three months ended March 31,
	2024	2023
Cost of tours	$58,682	$57,095
Plus: Selling and marketing	18,890	16,567
Plus: General and administrative	22,466	18,566
Gross Cruise Cost	100,038	92,228
Less: Commissions	(5,374)	(7,816)
Less: Other tour expenses	(8,152)	(7,458)
Net Cruise Cost	86,512	76,954
Less: Fuel Expense	(8,751)	(8,351)
Net Cruise Cost Excluding Fuel	77,761	68,603
Non-GAAP Adjustments:
Stock-based compensation	(2,116)	(2,803)
Other	(91)	(10)
Adjusted Net Cruise Cost Excluding Fuel	$75,554	$65,790
Adjusted Net Cruise Cost	$84,305	$74,141
Available Guest Nights	85,954	83,184
Gross Cruise Cost per Available Guest Night	$1,164	$1,109
Net Cruise Cost per Available Guest Night	1,006	925
Net Cruise Cost Excluding Fuel per Available Guest Night	905	825
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	879	791
Adjusted Net Cruise Cost per Available Guest Night	981	891

Reconciliation of 2024 Adjusted EBITDA guidance:

(In millions)	Full Year 2024
Income before income taxes	$(27)	to	$(17)
Depreciation and amortization	50	to	48
Interest expense, net	49	to	49
Stock-based compensation	13	to	12
Other	3	to	6
Adjusted EBITDA	$88	to	$98

A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.